Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley - 215.299.6543
michael.wherley@fmc.com

FMC Corporation Announces Fourth Quarter and Full Year 2018 Results
Fourth Quarter 2018 Highlights

•	Agricultural Solutions segment revenue of $1.1 billion, up 18 percent versus Q4 ‘17, on a pro forma basis[1]

•	Agricultural Solutions segment EBITDA of $302 million, up 35 percent versus Q4 ‘17

•	Consolidated GAAP earnings of $0.24 per diluted share

•	Consolidated adjusted earnings per diluted share of $1.69, up 54 percent versus Q4 ‘17

Full Year 2019 Outlook (excludes Lithium)2,3,4

•	Revenue of $4.45 billion to $4.55 billion, up 5 percent at the midpoint versus recast 2018

•	Total company adjusted EBITDA of $1.165 to $1.205 billion, up 7 percent at the midpoint versus recast 2018

•	2019 adjusted earnings are expected to be in the range of $5.55 to $5.75 per diluted share, up 8 percent at the midpoint versus recast 2018, excluding any impact from share repurchases in 2019

•	Company expects to repurchase up to $500 million of FMC shares, including $100 million already purchased in 2019

•	Company set to spin remaining Livent stake on March 1, 2019

PHILADELPHIA, February 11, 2019 - FMC Corporation (NYSE:FMC) today reported fourth quarter and full-year 2018 results. For the fourth quarter, FMC reported revenue of approximately $1.2 billion, an increase of 24 percent year-over-year. On a GAAP basis, the company reported earnings of $0.24 per diluted share in the fourth quarter, or $32 million, which includes a $106 million non-cash charge to adjust reserves for environmental liabilities as a result of active negotiations for a settlement. This compares to GAAP earnings of $3.94 per diluted share, or $530 million, in the fourth quarter of 2017, which included a $727 million gain, net of tax, from the November 2017 sale of FMC Health and Nutrition, partially offset by a provisional income tax charge of $316 million related to the Tax Cuts and Jobs Act.
Fourth quarter adjusted earnings were $1.69 per diluted share, an increase of 54 percent year-over-year, and 31 cents above the midpoint of original guidance from November 5, 2018. The outperformance

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versus original guidance was primarily due to strength in Agricultural Solutions and lower than expected taxes. In Agricultural Solutions, segment sales increased by 18 percent on a pro forma basis (versus original guidance of 12 percent growth at the midpoint) and strong segment EBITDA drove approximately $0.08 incremental adjusted earnings per share versus the midpoint of original guidance.1 A lower than expected tax rate contributed $0.21 incremental adjusted earnings per share in the fourth quarter versus the midpoint of original guidance, driven primarily by a more favorable mix of earnings by jurisdiction and, to a lesser degree, by the impact of recently proposed regulations that clarify certain elements of the international tax provisions of the 2017 Tax Cuts and Jobs Act.

Fourth Quarter Adj. EPS versus Original Guidance (midpoint)*	+31 cents
Agricultural Solutions	+8 cents
Lithium	0 cents
Corporate expense and D&A	-1 cent
Lower tax rate due to full-year adjustment	+21 cents
Change in share count	+2 cents
All other factors	+1 cent
*Original guidance midpoint refers to EPS guidance presented on November 5, 2018 of $1.33 to $1.43

Pierre Brondeau, FMC CEO and chairman said: “FMC delivered another very strong quarter. In Agricultural Solutions, we grew sales 23 percent on a pro forma basis, excluding an estimated 5 percent headwind from foreign currencies. This was significantly above the market and our key competitors, as we continue to capitalize on the strength of our broad portfolio and capture new sales synergies. In Lithium, we had another strong operating quarter, and we are set to complete the spinoff of Livent Corporation on March 1, 2019.”
For the year, FMC reported revenue of approximately $4.7 billion, an increase of 64 percent compared to 2017. On a GAAP basis, the company reported earnings of $502 million, or $3.69 per diluted share. Full-year adjusted earnings were $6.29 per diluted share, an increase of 132 percent compared to the prior year.
FMC Agricultural Solutions
FMC Agricultural Solutions reported fourth quarter revenue of approximately $1.1 billion, an increase of 18 percent year-over-year on a pro forma basis, with strong demand across all regions and higher prices in Brazil. Latin America sales grew 27 percent on a pro forma basis, driven primarily by robust sales to cotton and soybean growers. In North America, sales increased 21 percent on a pro forma basis, driven by strong

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demand for our pre-emergent herbicides and our diamide class of insecticides. Sales in EMEA grew 13 percent on a pro forma basis, largely due to revenue in France, Germany and Russia growing by a combined 45 percent. In Asia, revenue increased 4 percent on a pro forma basis; however, excluding the impact of restructuring and anti-trust remedies in India, Asia sales would have grown 14 percent. Segment EBITDA of $302 million was $13 million above the midpoint of the November guidance range on stronger revenue growth. In Brazil, higher prices more than offset the estimated FX impact on earnings in the quarter.

Agricultural Solutions Pro Forma Revenue[1]	Q4 2018	Full Year 2018
Organic Growth*	23%	13%
Estimated FX Impact*	(5%)	(2%)
Total Revenue Growth	18%	11%
* FX impact is an estimate, due to the incomplete data from October 2017, prior to the DuPont crop protection acquisition.

Full-year 2018 revenue for Agricultural Solutions was just under $4.3 billion, an 11 percent increase versus the prior year, on a pro forma basis. Full-year segment EBITDA was over $1.2 billion and EBITDA margins improved 560 basis points to 28.4 percent.
FMC Lithium/Livent
FMC Lithium, known as Livent Corporation following its October IPO, reported fourth quarter segment revenue of $120 million, an increase of 6 percent versus the prior-year quarter. Segment EBITDA came in slightly above the midpoint of guidance at $46 million in the quarter.
Segment revenue for the full year of 2018 was $443 million, an increase of 27 percent compared to 2017. Full-year segment EBITDA was $196 million. Excluding the $6.6 million in Livent standalone costs, EBITDA would have been $202 million, up 43 percent compared to the prior year.
Please see FMC’s press release from this morning for details on the March 1, 2019 final separation of Livent Corporation.
2019 and First Quarter Outlook (excludes Lithium)2,3,4
FMC full-year revenue for 2019 is forecasted to be in the range of $4.45 billion to $4.55 billion, an increase of 5 percent at the midpoint versus recast 2018. Total company adjusted EBITDA is expected to be in the range of $1.165 billion to $1.205 billion, an increase of 7 percent at the midpoint compared to recast 2018. 2019 adjusted earnings are expected to be in the range of $5.55 to $5.75 per diluted share, an increase of 8 percent at the midpoint compared to recast 2018 and excluding any impact from 2019 share

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repurchases. All 2018 recast data used for these comparisons exclude the impact of the Lithium segment.
First quarter revenue is expected to be in the range of $1.18 billion to $1.21 billion, representing 8 percent growth at the midpoint compared to recast Q1 2018. Total company adjusted EBITDA is forecasted to be in the range of $320 million to $340 million, representing a flat year-over-year comparison at the midpoint versus recast Q1 2018. FMC expects adjusted earnings per share to be in the range of $1.58 to $1.68 in the first quarter, which represents growth of 3 percent at the midpoint versus recast Q1 2018.
“We expect a disproportionate amount of the full-year impact from higher raw material costs and currency headwinds to occur in the first half of 2019, leading to flat year-over-year adjusted EBITDA in the first quarter. We are nevertheless highly confident that we will recover all the raw material increase and a significant amount of the FX impact via price increases in all regions over the full year,” said Brondeau.

	Full Year Outlook	Q1 2019 Outlook
Revenue	$4.45 to $4.55 billion	$1.18 to $1.21 billion
Organic Growth	8%	14%
Estimated FX Impact	(3%)	(6%)
Growth at midpoint vs. recast 2018 [4]	5%	8%
Adjusted EBITDA	$1.165 to $1.205 billion	$320 to $340 million
Growth at midpoint vs. recast 2018 [4]	7%	0%
Adjusted EPS^	$5.55 to $5.75	$1.58 to $1.68
Growth at midpoint vs. recast 2018 [4]	8%	3%
^ EPS excludes any impact from 2019 share repurchases.
FMC Lithium is excluded from our guidance. It will be reported as discontinued operations when FMC reports first quarter results in May 2019.
Supplemental Information
The company will post supplemental information on the web at www.fmc.com, including its 2019 Outlook Statement, webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC
FMC Corporation provides solutions to growers around the world with a portfolio of proprietary crop protection products and a robust pipeline fueled by innovative discovery and development capabilities in crop protection, plant health and professional pest and turf maintenance solutions. In October 2018, FMC

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conducted an initial public offering of its Lithium business. The new company, Livent Corporation, is 84 percent owned by FMC and is expected to be spun off on March 1, 2019. FMC employs approximately 7,300 employees (including through Livent) around the globe. To learn more, please visit www.fmc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2017 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com. In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.
Pro forma calculations for 2017 include the impact of the DuPont Crop Protection acquisition assuming the acquisition occurred at the beginning of the period. The acquisition occurred on November 1, 2017.

2.
Although we provide forecasts for adjusted earnings per share and total company adjusted EBITDA (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.

3.
Adjusted earnings outlook excludes the Lithium segment, as that business is expected to be reported as discontinued operations in 2019, based on our expectation that we will distribute our remaining stake in Livent Corporation (84 percent) to FMC shareholders on March 1, 2019.

4.
Recast calculations for 2018 exclude the Lithium segment entirely, as we intend to show a true year-over-year comparable metric for the 2019 periods. The recast represents our best estimate at this time. Due to complexities including U.S. Tax Reform, the full recasting is not yet completed. The completed recast results will be filed on a Form 8-K in March 2019.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions, Except Per Share Data)	2018	2017	2018	2017
Revenue	$1,219.2	$979.6	$4,727.8	$2,878.6

Costs of sales and services	677.3	594.8	2,640.9	1,777.3

Gross margin	$541.9	$384.8	$2,086.9	$1,101.3

Selling, general and administrative expenses	$231.8	$201.1	$851.2	$600.4
Research and development expenses	77.7	51.1	291.5	141.5
Restructuring and other charges (income)	34.5	59.1	63.7	81.4
Total costs and expenses	$1,021.3	$906.1	$3,847.3	$2,600.6
Income (loss) from continuing operations before equity in (earnings) loss of affiliates, non-operating pension and postretirement charges (income), interest expense, net and income taxes	$197.9	$73.5	$880.5	$278.0
Equity in (earnings) loss of affiliates	—	0.1	(0.1)	(0.1)
Non-operating pension and postretirement charges (income)	4.3	30.5	3.8	18.2
Interest expense, net	31.4	27.8	133.1	79.1
Income (loss) from continuing operations before income taxes	$162.2	$15.1	$743.7	$180.8
Provision (benefit) for income taxes	(11.6)	263.0	88.8	264.1
Income (loss) from continuing operations	$173.8	$(247.9)	$654.9	$(83.3)
Discontinued operations, net of income taxes	(139.2)	779.0	(143.4)	621.7
Net income (loss)	$34.6	$531.1	$511.5	$538.4
Less: Net income (loss) attributable to noncontrolling interests	2.2	1.0	9.4	2.6
Net income (loss) attributable to FMC stockholders	$32.4	$530.1	$502.1	$535.8

Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$171.6	$(249.0)	$645.5	$(85.9)
Discontinued operations, net of tax	(139.2)	779.1	(143.4)	621.7
Net income (loss)	$32.4	$530.1	$502.1	$535.8

Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.28	$(1.85)	$4.78	$(0.64)
Discontinued operations	(1.04)	5.79	(1.06)	4.63
Basic earnings per common share	$0.24	$3.94	$3.72	$3.99
Average number of shares outstanding used in basic earnings per share computations	133.7	134.5	134.4	134.3

Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.27	$(1.85)	$4.75	$(0.64)
Discontinued operations	(1.03)	5.79	(1.06)	4.63
Diluted earnings per common share	$0.24	$3.94	$3.69	$3.99
Average number of shares outstanding used in diluted earnings per share computations	135.1	134.5	135.9	134.3

Other Data:
Capital additions	$71.1	$61.9	$167.2	$109.4
Depreciation and amortization expense	43.5	41.8	168.2	113.0

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FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions, except per share amounts)	2018	2017	2018	2017
Net income (loss) attributable to FMC stockholders (GAAP)	$32.4	$530.1	$502.1	$535.8
Corporate special charges (income):
Restructuring and other charges (income) (a)	34.5	59.1	63.7	81.4
Non-operating pension and postretirement charges (income) (b)	4.3	30.5	3.8	18.2
Transaction-related charges (c)	43.0	71.7	192.1	150.4
Income tax expense (benefit) on Corporate special charges (income) (d)	(19.1)	(37.1)	(59.4)	(67.5)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income)	(1.5)	—	(1.5)	—
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	139.2	(779.1)	143.4	(621.7)
Tax adjustment (f)	(4.9)	274.5	10.5	271.7

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$227.9	$149.7	$854.7	$368.3

Diluted earnings per common share (GAAP)	$0.24	$3.94	$3.69	$3.99
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.26	0.44	0.47	0.60
Non-operating pension and postretirement charges (income)	0.03	0.23	0.03	0.14
Transaction-related charges	0.32	0.53	1.41	1.11
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.14)	(0.27)	(0.44)	(0.50)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income) per diluted share	(0.01)	—	(0.01)	—
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	1.03	(5.79)	1.06	(4.63)
Tax adjustments per diluted share	(0.04)	2.02	0.08	2.00

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.69	$1.10	$6.29	$2.71

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations (2)	135.1	136.2	135.9	135.7
____________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of Corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

(2)
The average number of shares outstanding used in the three and twelve months ended December 31, 2017 diluted adjusted after-tax earnings from continuing operations per share computation (Non-GAAP) include 1.7 million and 1.4 million diluted shares, respectively. The number of shares differs from the average number of shares outstanding used in diluted earnings per share computations (GAAP) as we had a net loss from continuing operations attributable to FMC stockholders.

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(a)     Three Months Ended December 31, 2018:
Restructuring and other charges (income) is primarily comprised of charges within FMC Agricultural Solutions associated with the integration of the DuPont Crop Protection Business of $15.8 million. $8.8 million of these charges were for asset write-offs, $5.5 million was for severance, and $1.5 million was for other miscellaneous charges. There were also additional restructuring charges as well as other charges totaling $3.7 million within FMC Agricultural Solutions. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $12.7 million and other Corporate charges of $2.3 million.
Three Months Ended December 31, 2017:
Restructuring and other charges (income) includes an impairment charge to write down certain indefinite-lived intangible assets of the acquired DuPont Crop Protection Business as a result of a triggering event associated with the United States' enactment of the Tax Cuts and Jobs Act which was passed in the fourth quarter. The impairment, solely due to tax reform, impacted the fair value and resulted in a charge of $42.1 million. Additionally, restructuring and other charges (income) include asset write-offs of approximately $1.7 million and $3.3 million within FMC Lithium and Corporate, respectively. Restructuring and other charges (income) also includes $8.3 million of charges for continuing environmental sites treated as a Corporate charge. Amounts also include miscellaneous other charges of $3.7 million.
Twelve Months Ended December 31, 2018:
Restructuring and other charges (income) primarily consists of the total gain on sales of $87.2 million from the divestments of certain product portfolios as part of our commitment to both the European Commission and Competition Commission of India related to the DuPont Crop Protection Acquisition. Restructuring and other charges (income) also consists of $27.8 million of charges due to our decision to exit the Ewing R&D facility and $58.8 million of charges related to the change in our market access model in India. Other restructuring charges within FMC Agricultural Solutions as we continue to integrate the acquired DuPont Crop Protection Business totaled to $21.7 million. There were also additional restructuring charges as well as other charges totaling $12.2 million within FMC Agricultural Solutions. In FMC Lithium, there were restructuring and asset disposal charges of $2.4 million primarily as a result of restructuring our operations at the manufacturing site located in Bessemer City, North Carolina. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $21.9 million and other Corporate charges of $6.1 million.
Twelve Months Ended December 31, 2017:
Restructuring and other charges (income) includes an impairment charge to write down certain indefinite-lived intangible assets of the acquired DuPont Crop Protection Business as a result of a triggering event for the United States' enactment of the Tax Cuts and Jobs Act which was passed in the fourth quarter. The impairment, solely due to tax reform, impacted the fair value and resulted in a charge of $42.1 million. Additionally, restructuring and other charges (income) includes $7.7 million of costs related to miscellaneous restructuring efforts and asset-write downs within FMC Lithium. Restructuring and other charges (income) also includes asset write-offs of approximately $2.2 million and $5.5 million within FMC Agricultural Solutions and Corporate, respectively. Restructuring and other charges (income) also includes $4.7 million of exit costs related to the termination of our interest in a variable interest entity that was previously consolidated and part of our FMC Agricultural Solutions segment. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $16.6 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $2.6 million.

(b)
Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our segments results and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.

(c)	Charges related to the expensing of the inventory fair value step-up resulting from the application of acquisition accounting, and legal and professional fees. Amounts represent the following:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in Millions)	2018	2017	2018	2017
Transaction-related charges
Acquisition-related charges - DuPont Crop
Legal and professional fees (1)	$22.2	$51.5	$86.9	$130.2
Inventory fair value amortization (2)	—	20.2	69.6	20.2
Separation-related charges - FMC Lithium
Legal and professional fees (1)	20.8	—	$35.6	—
Total transaction-related charges	$43.0	$71.7	$192.1	$150.4
____________________

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(1)
Represents transaction costs, costs for transitional employees, other acquired employees related costs, and transactional-related costs such as legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the condensed consolidated statements of income (loss).

(2)	These charges are included in “Costs of sales and services” on the condensed consolidated statements of income (loss).

(d)
The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the Corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

(e)	Three and Twelve Months Ended December 31, 2018 and 2017:
Discontinued operations, net of income taxes include, in periods up to its sale, the results of FMC Health and Nutrition as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. During the three and twelve months ended December 31, 2018, we recorded a charge of approximately $106 million as a result of active negotiations for a settlement agreement primarily to address discontinued operations at our Middleport, New York plant which was the subject of an Administrative Order on Consent (AOC) entered into with the EPA and New York State Department of Environmental Conservation ("NYSDEC") in 1991. The settlement agreement would aim to replace the 1991 AOC that would, among other things, settle past costs, govern onsite and off-site remediation of historic contamination attributed to our Middleport operations within a defined area, as well as resolve the necessity for a Hazardous Waste Management Permit. The charge consists of incremental estimated costs of remediation for certain off-site operable units associated with historic site operations as we engage in settlement discussions with NYSDEC to resolve the path forward regarding remediation. Discontinued operations, net of income taxes for the twelve months ended December 31, 2018 includes an additional gain on sale of the FMC Health and Nutrition business to DuPont of approximately $7.8 million as a result of the adjustment to the working capital. The three and twelve months ended December 31, 2017 include the divestiture gain of approximately $918 million ($727 million, net of tax), which includes $33 million ($28 million, net of tax) of divestiture related costs, associated with the sale of FMC Health and Nutrition which was completed on November 1, 2017. The twelve months ended December 31, 2017 also included a $168 million ($148 million, net of tax) impairment charge related to our Omega-3 business which was sold on August 1, 2017.

(f)
We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and instead include a Non-GAAP tax provision based upon the annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but not limited to: income tax expenses or benefits that are not related to ongoing business operations in the current year; unusual or infrequently occurring items; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to ongoing operations thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in Millions)	2018	2017	2018	2017
Tax adjustments:
Impacts of Tax Cuts and Jobs Act (1)	$(9.8)	$315.9	$8.5	$315.9
Revisions to our tax liabilities due to finalization of prior year tax returns	—	2.7	—	1.9
Revisions to valuation allowances of historical deferred tax assets	(0.9)	(1.9)	(1.6)	(1.9)
Foreign currency remeasurement and other discrete items	5.8	(42.2)	3.6	(44.2)
Total Non-GAAP tax adjustments	$(4.9)	$274.5	$10.5	$271.7
___________________

(1)
On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the "Act"), which, among other things, reduced the federal income tax rate from 35% to 21% effective January 1, 2018, and imposed a transition tax on deemed repatriated earnings of foreign subsidiaries payable over eight years. During the twelve months ended December 31, 2018, we recorded an adjustment to our provisional tax expense of $8.5 million of income tax expense pertaining to a change in the net transition tax to be paid, the impact of the remeasurement of the Company’s U.S. net deferred tax assets and the realizability of the Company’s U.S. state net deferred tax assets.

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RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions)	2018	2017	2018	2017
Net income (loss) (GAAP)	$34.6	$531.1	$511.5	$538.4
Restructuring and other charges (income)	34.5	59.1	63.7	81.4
Non-operating pension and postretirement charges (income)	4.3	30.5	3.8	18.2
Transaction-related charges	43.0	71.7	192.1	150.4
Discontinued operations, net of income taxes	139.2	(779.0)	143.4	(621.7)
Interest expense, net	31.4	27.8	133.1	79.1
Depreciation and amortization	43.5	41.8	168.2	113.0
Provision (benefit) for income taxes	(11.6)	263.0	88.8	264.1
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$318.9	$246.0	$1,304.6	$622.9
___________________

(1)	Referred to as Adjusted EBITDA. Adjusted EBITDA is defined as operating profit excluding depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO ADJUSTED CASH FROM OPERATIONS (NON-GAAP)
(Unaudited)

	Twelve Months Ended
	December 31,
(In Millions)	2018	2017
Cash provided (required) by operating activities (GAAP)	$446.0	$314.5
Transaction and integration costs	130.0	78.9
Adjusted cash from operations (Non-GAAP) (1)	$576.0	$393.4
___________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted cash from operations” provides useful information about the Company’s cash flows to investors and securities analysts. Adjusted cash from operations excludes the effects of acquisition-related cash flows. The Company also believes that excluding the effects of these items from cash provided (required) by operating activities allows management and investors to compare more easily the cash flows from period to period.

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FMC CORPORATION
INDUSTRY SEGMENT DATA
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions)	2018	2017	2018	2017
Revenue
FMC Agricultural Solutions	$1,099.4	$866.2	$4,285.3	$2,531.2
FMC Lithium	119.8	113.4	442.5	347.4
Total	$1,219.2	$979.6	$4,727.8	$2,878.6
Earnings before interest, taxes and depreciation and amortization (EBITDA)
FMC Agricultural Solutions	$301.7	$223.4	$1,217.8	$576.1
FMC Lithium	45.6	48.2	195.7	141.9
Corporate and other	(28.4)	(25.6)	(108.9)	(95.1)
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP)	$318.9	$246.0	$1,304.6	$622.9

Depreciation and amortization	(43.5)	(41.8)	(168.2)	(113.0)
Interest expense, net	(31.4)	(27.8)	(133.1)	(79.1)
Corporate special (charges) income:
Restructuring and other (charges) income (a)	(34.5)	(59.1)	(63.7)	(81.4)
Non-operating pension and postretirement (charges) income(b)	(4.3)	(30.5)	(3.8)	(18.2)
Transaction-related charges (c)	(43.0)	(71.7)	(192.1)	(150.4)
(Provision) benefit for income taxes	11.6	(263.0)	(88.8)	(264.1)
Discontinued operations, net of income taxes (d)	(139.2)	779.0	(143.4)	621.7
Net (income) loss attributable to noncontrolling interests	(2.2)	(1.0)	(9.4)	(2.6)
Net income (loss) attributable to FMC stockholders	$32.4	$530.1	$502.1	$535.8
____________________
(a)     Below provides the details of restructuring and other (charges) income by segment.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Millions)	2018	2017	2018	2017
FMC Agricultural Solutions	$(19.4)	$(42.9)	$(33.3)	$(49.9)
FMC Lithium	0.1	(5.1)	(2.3)	(7.8)
Corporate	(15.2)	(11.1)	(28.1)	(23.7)
Restructuring and other (charges) income	$(34.5)	$(59.1)	$(63.7)	$(81.4)

(b)
See Note (b) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(c)
See Note (c) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(d)
See Note (e) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

Press Release Schedules - Page 6

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In Millions)	December 31, 2018	December 31, 2017
Cash and cash equivalents	$161.7	$283.0
Trade receivables, net of allowance of $22.4 in 2018 and $38.7 in 2017	2,285.2	2,043.5
Inventories	1,097.3	992.5
Prepaid and other current assets	486.0	326.4
Current assets of discontinued operations held for sale	—	7.3
Total current assets	$4,030.2	$3,652.7

Property, plant and equipment, net	$1,032.6	$1,025.2
Goodwill	1,468.1	1,198.9
Other intangibles, net	2,704.3	2,631.8
Deferred income taxes	273.2	252.7
Other long-term assets	465.9	445.0
Total assets	$9,974.3	$9,206.3

Short-term debt and current portion of long-term debt	$547.7	$192.6
Accounts payable, trade and other	867.5	714.2
Accrued customer rebates	365.3	266.6
Guarantees of vendor financing	67.1	51.5
Accrued pensions and other postretirement benefits, current	6.2	5.7
Other current liabilities	1,139.6	977.5
Current liabilities of discontinued operations held for sale	—	1.3
Total current liabilities	$2,993.4	$2,209.4

Long-term debt, less current portion	$2,179.0	$2,993.0
Long-term liabilities	1,591.5	1,296.8
Equity	3,210.4	2,707.1
Total liabilities and equity	$9,974.3	$9,206.3

Press Release Schedules - Page 7

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
(In Millions)	2018	2017
Cash provided (required) by operating activities of continuing operations	$446.0	$314.5

Cash provided (required) by operating activities of discontinued operations	$(77.6)	$21.0

Cash provided (required) by investing activities of continuing operations	$(115.9)	$(1,349.5)

Cash provided (required) by investing activities of discontinued operations	$(15.0)	$15.7

Cash provided (required) by financing activities of continuing operations:
Increase (decrease) in short-term debt	$79.5	$(3.1)
Financing fees	(3.1)	(11.0)
Repayments of long-term debt	(552.0)	(302.3)
Proceeds from borrowings of long-term debt	34.0	1,598.9
Transactions with noncontrolling interests	—	(0.5)
Net proceeds received from initial public offering of FMC Lithium	363.6	—
Dividends paid	(89.2)	(88.8)
Repurchases of common stock under publicly announced program	(200.0)	—
Other repurchases of common stock	(6.8)	(2.6)
Issuances of common stock, net	10.7	22.5
Cash provided (required) by financing activities	$(363.3)	$1,213.1
Effect of exchange rate changes on cash	4.5	4.0
Increase (decrease) in cash and cash equivalents	$(121.3)	$218.8
Cash and cash equivalents, beginning of year	283.0	64.2
Cash and cash equivalents, end of period	$161.7	$283.0

Press Release Schedules - Page 8